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Deloitte & Touche LLP
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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Capmark Finance Inc.
We have examined management's assertion, included in the accompanying
Management's Report on Assessment of Compliance with SEC Regulation AB Servicing
Criteria as Master Servicer, that Capmark Finance Inc. (the "Company") complied with the servicing criteria set forth in
I t e m
1122(d) of the Securities and Exchange
Commission's Regulation AB for all commercial mortgage loans sold in public securitizations from January 1, 2006 (effective date of Regulation AB) through December
31, 2007; for which the Company served as master servicer (the "Platform") described in the accompanying Management's Report on
Assessment
of Compliance
with SEC
Regulation AB Servicing Criteria as of and for the year ended December 31, 2007, excluding criteria 1122(d)(1)(iii), (3)(i)(C), (4)(i), (4)(ii), (4)(vii) through (4)(xiii), and
(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect, to the Platform. Exhibit I to management's assertion identifies the individual asset-backed transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public
Company Accounting Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures
as
we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified
above that may have affected the balances or
amounts calculated or reported by the Company during the period covered by this report.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31,
2007 for the Platform is fairly stated, in all material respects.
/s/ Deloitte & Touche
February 29, 2008